Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-266420
Relating to the Preliminary Prospectus Supplement dated July 19, 2024

Occidental Petroleum Corporation

Pricing Term Sheet

July 23, 2024

$600,000,000 5.000% Senior Notes due 2027
$1,200,000,000 5.200% Senior Notes due 2029
$1,000,000,000 5.375% Senior Notes due 2032
$1,200,000,000 5.550% Senior Notes due 2034
$1,000,000,000 6.050% Senior Notes due 2054

Issuer:	Occidental Petroleum Corporation (the “Company”)

Trade Date:	July 23, 2024

Settlement Date*:	July 26, 2024 (T+3)

Title:
5.000% Senior Notes due 2027 (the “2027 Notes”)
5.200% Senior Notes due 2029 (the “2029 Notes”)
5.375% Senior Notes due 2032 (the “2032 Notes”)
5.550% Senior Notes due 2034 (the “2034 Notes”)
6.050% Senior Notes due 2054 (the “2054 Notes”)

Expected Ratings (Moody’s/S&P/Fitch)**:	Baa3/BB+/BBB-

Principal Amount:	2027 Notes: $600,000,000 2029 Notes: $1,200,000,000 2032 Notes: $1,000,000,000 2034 Notes: $1,200,000,000 2054 Notes: $1,000,000,000

Maturity Date:	2027 Notes: August 1, 2027 2029 Notes: August 1, 2029 2032 Notes: January 1, 2032 2034 Notes: October 1, 2034 2054 Notes: October 1, 2054

Interest Payment Dates:
2027 Notes:  Semi-annually on February 1 and August 1, commencing February 1, 2025
2029 Notes:  Semi-annually on February 1 and August 1, commencing February 1, 2025
2032 Notes:  Semi-annually on January 1 and July 1, commencing January 1, 2025
2034 Notes:  Semi-annually on April 1 and October 1, commencing April 1, 2025
2054 Notes:  Semi-annually on April 1 and October 1, commencing April 1, 2025

Record Dates:	2027 Notes: January 15 and July 15 2029 Notes: January 15 and July 15 2032 Notes: June 15 and December 15 2034 Notes: March 15 and September 15 2054 Notes: March 15 and September 15

Coupon:	2027 Notes: 5.000% per annum 2029 Notes: 5.200% per annum 2032 Notes: 5.375% per annum 2034 Notes: 5.550% per annum 2054 Notes: 6.050% per annum

Benchmark Treasury:
2027 Notes:  UST 4.375% due July 15, 2027
2029 Notes:  UST 4.250% due June 30, 2029
2032 Notes:  UST 4.250% due June 30, 2031
2034 Notes:  UST 4.375% due May 15, 2034
2054 Notes:  UST 4.250% due February 15, 2054

Spread to Benchmark Treasury:	2027 Notes: T + 75 bps 2029 Notes: T + 105 bps 2032 Notes: T + 120 bps 2034 Notes: T + 135 bps 2054 Notes: T + 160 bps

Initial Price to Public:	2027 Notes: 99.944% 2029 Notes: 99.964% 2032 Notes: 99.956% 2034 Notes: 99.621% 2054 Notes: 99.552%

Optional Redemption Provisions:	2027 Notes:	Make-Whole Call: UST + 15 bps Par Call: On or after July 1, 2027

	2029 Notes:	Make-Whole Call: UST + 20 bps Par Call: On or after July 1, 2029

	2032 Notes:	Make-Whole Call: UST + 20 bps Par Call: On or after November 1, 2031

	2034 Notes:	Make-Whole Call: UST + 25 bps Par Call: On or after July 1, 2034

	2054 Notes:	Make-Whole Call: UST + 25 bps Par Call: On or after April 1, 2054

CUSIP / ISIN:	2027 Notes: 674599 EH4 / US674599EH48 2029 Notes: 674599 EJ0 / US674599EJ04 2032 Notes: 674599 EK7 / US674599EK76 2034 Notes: 674599 EL5 / US674599EL59 2054 Notes: 674599 EM3 / US674599EM33

Joint Book-Running Managers:
BofA Securities, Inc.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
RBC Capital Markets, LLC
Standard Chartered Bank
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. BBVA Securities Inc. CIBC World Markets Corp. Loop Capital Markets LLC Mizuho Securities USA LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Siebert Williams Shank & Co., LLC

*We expect that delivery of the notes will be made against payment therefor on or about July 26, 2024, which will be the third business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See “Risk Factors—Risks Related to the Notes—Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.” in the Company’s preliminary prospectus supplement dated July 19, 2024.

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The Company has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.

This pricing term sheet supplements, and should be read in conjunction with, the Company’s preliminary prospectus supplement dated July 19, 2024 and the accompanying prospectus dated July 29, 2022 and the documents incorporated by reference therein.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.